Contact:
Preston Romm
CFO, EVP of Finance, Operations & Administration
Obagi Medical Products, Inc.
562.628.1007

Or:
Ina McGuinness
McGuinness Consulting
805.427.1372

Obagi Medical Products Reports Sales and Earnings Growth
For the Fourth Quarter and Year Ended December 31, 2011
-- Company Outlines New Channel Strategy --
-- Company Provides Regulatory Update --

LONG BEACH, Calif., March 8, 2012 -- Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today reported net income for the fourth quarter ended December 31, 2011 of $5.1 million, or $0.27 per diluted share, up significantly compared with $2.9 million, or $0.14 per diluted share a year earlier.

Net sales for the fourth quarter of 2011 totaled $30.6 million, up from $30.3 million a year ago.  By geographic segment, net sales for 2011 reflected 11% growth in international markets and a slight decrease in domestic sales due to the Company’s suspension of shipments of hydroquinone products into Texas in April 2011.

In the fourth quarter of 2011, gross profit was $24.2 million, or 79.2% of total net sales, versus $23.9 million, or 79.0% of total net sales, a year ago.  Operating expenses of $16.0 million were down approximately 16% compared with $19.0 million a year ago.  This decrease in expenses was due to special charges incurred in the fourth quarter of 2010 related to the Zein Obagi litigation, severance for the prior CEO and costs associated with a secondary offering.

The Company generated $7.8 million in cash flow from operations in the fourth quarter, compared to $5.4 million a year ago.  Total cash on hand at December 31, 2011 was $35.0 million.  On March 6, 2012, the Company's Board of Directors expanded its stock buyback program from an existing availability of $10.0 million to a $30.0 million authorization.

Full-Year 2011 Financial Summary:

•	Total net sales were $114.1 million, up from $112.8 million for 2010;

•	Generated net income of $10.0 million, or $0.54 per diluted share, compared with $9.5 million, or $0.44 per diluted share a year ago; and

•
On a non-GAAP basis net sales were $115.8 million and net income was $16.0 million, or $0.86 per diluted share, compared with $14.5 million, or $0.66 per diluted share for 2010.  Please refer to the attached table to reconcile GAAP to non-GAAP financial measures.

Fourth Quarter 2011 and Subsequent Period Highlights:

•	Added 282 new accounts, bringing the total number of active accounts to 6,566 at year’s end, up slightly from a year ago;

•
Introduced ELASTIderm Eye Complete Complex Serum.  Formulated with a proprietary bi-mineral complex and malonic acid, which in combination have been shown to improve the appearance of fine lines and wrinkles around the eye;

•
Launched a new and improved CLENZIderm M.D. Normal to Oily System, which includes Daily Care Foaming Cleanser (two percent salicylic acid), Pore Therapy (two percent salicylic acid) and Therapeutic Lotion (five percent benzoyl peroxide) for clear skin, fast. This new System is clinically proven to deliver clearer, healthier skin in just two weeks; and

•	Commenced investments for developing the e-Commerce and online pharmacy platform that will support existing and new doctors and end users by:

o	signing a Software License, Development and Services Agreement along with a Supply and Distribution Agreement with an experienced online pharmaceutical vendor for systems and services; and

o	developing a national fulfillment center in Salt Lake City.

Al Hummel, the Company’s President and CEO stated, “In 2011 our core business remained strong with demand for our market leading products solid and new product enhancements and introductions contributing to growth.

“In 2011 we commenced a number of key initiatives that we will implement more fully in 2012 and which we believe will drive accelerated growth in the intermediate and long term.  The most significant of these initiatives focuses on helping our core physician partners maximize the total Obagi opportunity, and reinforcing the brand's value and its loyalty among our end users by streamlining our total distribution network.  To accomplish this initiative, we plan to launch a new web-based marketing and fulfillment operation, create a nationwide online pharmacy, and enhance our ability to track and trace product for the benefit of the brand and our physicians.  Once in place, our new national distribution system will allow us to deploy new channel expansion strategies rapidly and seamlessly going forward.

“We are also continuing our investments in product R&D in 2012, which will help ensure our products maintain category leadership.  Further, we are investing this year in our quality assurance and regulatory compliance capabilities, and in strengthening our supply chain, necessary to support our future growth strategy and initiatives.  Taken together, these activities will result in a stronger and invigorated direction for Obagi.  I am enthusiastic in my belief that we can deliver a compounded annual growth rate in the next five years of approximately 15%-20%.”

Company Introduces 2012 and First Quarter 2012 Financial Guidance
In 2012 the Company expects its core business will generate net sales between $119.0 million and $124.0 million.  First quarter net sales is forecasted to be between $27.0 million and $29.0 million.  Exclusive of the investments in implementing the Obagi pharmacy/internet operations and other new investments, full-year earnings per diluted share for the core business are forecasted to be in the range of $0.89-$0.91.

Investments will be made during 2012 in order to establish the Company’s e-Commerce channel and establish a robust nationwide online pharmacy.  In addition, it will protect its brand from internet discounters by implementing a track and trace mechanism to follow products’ pedigree through the sales channel along with strengthening the supply chain to eliminate any single point of failure.  The investments required for the development of software, equipment, personnel, brick and mortar, marketing and search engine optimization aggregate to approximately $11.0 million of which approximately $3.0 million will be capitalized.  The remaining $8.0 million will be expensed during the year and will impact earnings per diluted share in the range of $0.29-$0.31.  The e-Commerce project is estimated to launch by the end of the third quarter and is expected to have a modest net negative impact to revenue in 2012 due to the elimination of the sales to customers that participate in the online market with discounted product.

Inclusive of all investments, earnings per diluted share are forecasted to be in the range of $0.58-$0.62.  Further, the Company expects to generate positive cash flow of between $8.0 million and $10.0 million with an ending cash balance between $43.0 million and $45.0 million, before the effect of any share repurchases.  First quarter diluted earnings per share are forecasted to be in the range of $0.10-$0.11.  This guidance assumes dilutive shares of 18.7 million and an effective tax rate of 37.5%.

Regulatory Update
Texas Resolution

On February 29, 2012, the Texas Department of State Health Services (the “Agency”) notified the Texas Attorney General’s office (“AG”) that it would close its pending investigation and enforcement action against the Company relating to the Company’s promotion, sales and distribution of products containing 4% hydroquinone (“4% HQ”) effective that date and withdraw its April 13, 2011 referral of the matter to the AG.  No monetary penalties or other administrative fees were levied against the Company as the result of the Agency’s investigation.  The Company is evaluating the appropriate time for re-introducing its products containing 4% HQ into the Texas market.

California Inquiry

In February 2012, the Company received an inquiry from the Attorney General of the State of California requesting information relating to the Company’s products containing 4% HQ, including information relating to the position of the Company that its 4% HQ products do not require pre-market review and approval by the United States Food and Drug Administration (the “FDA”).  The Company has been informed by the Attorney General’s office that its inquiry was not the result of any complaint it had received or a referral from any California or other state agency.  There have been no restrictions placed on the Company’s continued sale of its products.  The Company is cooperating with the Attorney General’s office in regard to this matter.

The Company believes its marketing and sale of products containing 4% HQ have been in compliance with all relevant laws, rules, regulations and policies.  Moreover, the FDA has from time to time visited the Company or inspected its facilities and has never raised any issues related to the continued sale of these products.  The Company has a history of working cooperatively with the State of California, the FDA and other states with regards to all aspects of its business and will continue to do so.  The Company believes that all of its 4% HQ products are safe when used under the direction and supervision of a physician.

Hydroquinone in various concentrations (including 4% prescription strength) has been used by physicians for over 50 years.  The Company believes that its 4% HQ products are not “new drug” products subject to FDA pre-market review and approval as they are products that are considered “grandfathered” products and are Generally Recognized as Safe and Effective under the Federal Food, Drug and Cosmetic Act, and are marketed subject to the enforcement priorities of the FDA Compliance Policy Guide.

All of the other manufacturers of 4% HQ products market and sell relying on the same statutory positions.

The Company’s 4% HQ products have been continuously promoted, sold and distributed in the U.S. for decades and its 4% HQ products have a long standing safety record.  The Company has never had a serious adverse event specifically attributed to the use of its 4% HQ products that required reporting to the FDA.

For further discussion on these matters please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Conference Call Information
The Company will host a conference call and webcast today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time).  Investors interested in participating in the live call can dial 877-407-9039 from the U.S. and international callers can dial 201-689-8470.  A telephone replay will be available approximately two hours after the call concludes through Thursday, March
22, by dialing 877-870-5176 from the U.S., or 858-384-5517 for international callers, and entering replay pin #387544.

There also will be a simultaneous webcast on the Investor Relations section of the Company's web site at www.obagi.com, which will be available for replay for 30 days.

About Obagi Medical Products, Inc.
Obagi Medical Products is a specialty pharmaceutical company that develops, markets and sells, and is a leading provider of, proprietary topical aesthetic and therapeutic prescription-strength skin care systems in the physician-dispensed market. Using its Penetrating Therapeutics™ technologies, Obagi Medical's products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including premature aging, photodamage, hyperpigmentation (irregular or patchy discoloration of the skin), acne, sun damage, rosacea, and soft tissue deficits, such as fine lines and wrinkles. Obagi Medical’s portfolio, which includes cosmetic, over-the-counter and prescription products, including 4% hydroquinone, is sold and promoted only through physician offices and requires education by a physician on proper use. The history of Obagi's skin care product introductions is as follows: Obagi Nu-Derm®, Obagi-C® Rx (a prescription-strength vitamin C and hydroquinone system), Obagi® Professional-C (a line of highly stable vitamin C serums), Obagi Condition &Enhance® for use with cosmetic procedures to enhance patient outcomes and satisfaction, Obagi ELASTIderm® Eye Treatment and Obagi CLENZIderm® M.D. acne therapeutic systems, a formulation of Obagi CLENZIderm M.D. Systems for normal to dry skin, and Obagi ELASTIderm Décolletage System, Obagi Rosaclear® System, Obagi ELASTILash® Eyelash Solution, Obagi Blue Peel RADIANCE®, and Nu-Derm® Sun Shield SPF 50. Visit http://www.obagi.com for information.

Forward Looking Statements
There are forward-looking statements contained in this press release and the related investor conference call that can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should," "potential," "anticipates," "plans," or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements.  Such factors include, but are not limited to the current condition of, and potential further deterioration in, the global economy, intense competition our products face and will face in the future, the level of market acceptance of our products, our ability to successfully implement our new online pharmacy e-Commerce sales and fulfillment strategy, the possibility that our products could be rendered obsolete by technological or medical advances, the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our ability to sell our products or on our results of operations, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the state or federal regulatory environment governing our products changes and whether we effect the repurchase of any shares. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  No assurance can be given that the future results covered by the forward-looking statements will be achieved.  The forward-looking statements in this release and the related investor conference call speak only as of the date they are made and Obagi Medical Products does not intend to update this information.

Penetrating Therapeutics is a trademarks, and Obagi, the Obagi logo, Blue Peel RADIANCE, Condition & Enhance, ELASTIderm, ELASTILash, Nu-Derm, Obagi-C, Obagi CLENZIderm and Rosaclear are registered trademarks, of Obagi Medical Products, Inc. and/or its affiliates in the United States and certain other countries.

Obagi Medical Products, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share amounts)

	December 31,
	2011	2010
Assets	(unaudited)
Current assets
Cash and cash equivalents	$35,049	$15,139
Accounts receivable	20,985	22,736
Inventories	4,389	4,625
Deferred income taxes	2,894	1,542
Prepaid expenses and other current assets	2,364	2,473
Income taxes receivable	790	2,393
Total current assets	66,471	48,908
Property and equipment, net	2,841	3,254
Goodwill	4,629	4,629
Intangible assets, net	3,538	4,592
Deferred income taxes	—	1,054
Other assets	172	270
Total assets	$77,651	$62,707

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,216	$6,400
Current portion of long-term debt	9	—
Accrued liabilities	5,256	6,332
Income taxes payable	1,725	—
Amounts due to related parties	84	147
Total current liabilities	14,290	12,879
Long-term debt	13	—
Deferred income taxes	906	—
Other long-term liabilities	1,570	1,599
Total liabilities	16,779	14,478
Commitments and contingencies
Stockholders' equity
Common stock, $.001 par value; 100,000,000 shares authorized, 23,066,707 and 22,882,658 shares issued and 18,682,721 and 18,499,939 shares outstanding at December 31, 2011 and 2010, respectively	23	23
Additional paid-in capital	63,796	61,173
Accumulated earnings	37,401	27,381
Treasury stock, at cost; 4,367,941 shares at December 31, 2011 and 2010	(40,348)	(40,348)
Total stockholders' equity	60,872	48,229
Total liabilities and stockholders' equity	$77,651	$62,707

Obagi Medical Products, Inc.
Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net sales	$30,607	$30,303	$114,108	$112,763
Cost of sales	6,376	6,372	24,022	23,686
Gross profit	24,231	23,931	90,086	89,077
Selling, general and administrative expenses	15,179	18,588	71,888	69,373
Research and development expenses	855	407	2,192	3,883
Income from operations	8,197	4,936	16,006	15,821
Interest income	14	14	35	89
Interest expense	(24)	(64)	(143)	(71)
Income before provision for income taxes	8,187	4,886	15,898	15,839
Provision for income taxes	3,092	1,986	5,878	6,348
Net income	$5,095	$2,900	$10,020	$9,491

Net income attributable to common shares
Basic	$0.27	$0.14	$0.54	$0.44
Diluted	$0.27	$0.14	$0.54	$0.44

Weighted average common shares outstanding
Basic	18,628,605	20,379,825	18,575,333	21,572,870
Diluted	18,692,088	20,558,296	18,670,098	21,816,170

Segment information:
(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net sales by segment
Physician-dispensed	$29,255	$29,117	$109,677	$108,362
Licensing	1,352	1,186	4,431	4,401
Net sales	$30,607	$30,303	$114,108	$112,763

Gross profit by segment
Physician-dispensed	$22,884	$22,784	$85,670	$84,813
Licensing	1,347	1,147	4,416	4,264
Gross profit	$24,231	$23,931	$90,086	$89,077

Geographic information
United States	$24,904	$25,214	$94,842	$94,507
International	5,703	5,089	19,266	18,256
Net sales	$30,607	$30,303	$114,108	$112,763

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net sales by product category
Physician-dispensed
Nu-Derm	$15,964	$15,989	$60,035	$59,166
Vitamin C	4,734	3,983	16,604	16,413
Elasticity	2,578	3,550	11,313	11,551
Therapeutic	2,117	1,878	6,491	7,261
Other	3,862	3,717	15,234	13,971
Total	29,255	29,117	109,677	108,362
Licensing	1,352	1,186	4,431	4,401
Total net sales	$30,607	$30,303	$114,108	$112,763

Reconciliation between net income on a GAAP basis to a non-GAAP basis is included below (unaudited):
(Dollars in thousands, except share and per share amounts)

	Three Months Ended December 31,	Year Ended December 31,
	2010	2011	2010

GAAP net sales		$114,108
Adjustment to GAAP net sales:
a) Texas sales provision revenue impact		1,672
Non-GAAP net sales		$115,780

GAAP net income	$2,900	$10,020	$9,491
Adjustments to GAAP net income:
a) Texas sales provision gross margin impact		1,567
b) Dr. Obagi settlement, litigation and related expenses		7,947
c) Dr. Obagi termination, litigation and related expenses	1,729		6,489
d) Former CEO severance and related expenses	1,031		1,031
e) Secondary offering costs	521		810
f) Non-GAAP income tax expense	(1,327)	(3,517)	(3,339)
Non-GAAP net income	$4,854	$16,017	$14,482

Non-GAAP net income per share:
Basic	$0.24	$0.86	$0.67
Diluted	$0.24	$0.86	$0.66

Shares used in computing Non-GAAP per share amounts:
Basic	20,379,825	18,575,333	21,572,870
Diluted	20,558,296	18,670,098	21,816,170